EXHIBIT 16

July 16, 2007

Securities and Exchange Commission

450 Fifth Street SW

Washington, DC 20549

Re: WWA Group, Inc.

Commission File Number 000-26927

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated July 16, 2007.

Our independent auditor’s report on the financial statements of WWA Group, Inc. for the period ended December 31, 2006 and 2005 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties.

There were no disagreements with WWA Group, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington